Exhibit 99.9

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


               Date of Earliest Event Reported: September 10, 2002

                       Date of Report: September 24, 2002



                            Ferrellgas Partners, L.P.
                        Ferrellgas Partners Finance Corp.


           (Exact name of registrants as specified in their charters)



       Delaware                 1-111331                     43-1698480
       Delaware                333-06693                     43-1742520
-----------------------     -----------------     ------------------------------
    (States or other         Commission file     (I.R.S. Employer Identification
    jurisdictions of             numbers                         Nos.)
    incorporation or
      organization)





                   One Liberty Plaza, Liberty, Missouri 64068
  ------------------------------------------------------------------------------

               (Address of principal executive offices) (Zip Code)


       Registrants' telephone number, including area code: (816) 792-1600

 ITEM 5.  OTHER EVENTS


     Ferrellgas Partners, L.P. announced today that it has successfully completed the sale of $170 million of senior notes. The new notes, which mature on June 15, 2012, bear interest at 8 3/4% per annum, payable semi-annually in arrears on June 15 and December 15, commencing December 15, 2002.


     The new notes are unsecured and will rank (a) effectively junior to all of Ferrellgas' existing and future senior secured indebtedness and all liabilities of Ferrellgas' operating partnership, Ferrellgas, L.P., including any borrowing under the operating partnership's credit facility, (b) equally with all of Ferrellgas' senior indebtedness, including trade payables, and (c) senior to any of Ferrellgas' future indebtedness that expressly provides that it is subordinated to the new notes.

     The new notes are not redeemable before June 15, 2007, except under specific circumstances. The new notes were issued in a registered offering pursuant to a final prospectus supplement that was filed with the Securities and Exchange Commission on September 11, 2002. The new notes will not be listed on any securities exchange.

     As previously announced, Ferrellgas also received consents on July 16, 2002, from holders of a majority of the aggregate principal amount of the outstanding notes to amend the indenture under which the 9 3/8% notes were issued. The amendments to that indenture became effective today upon the execution by Ferrellgas of a supplemental indenture which eliminates certain obligations, covenants and events of default under that indenture, and decreases the notice period for Ferrellgas' optional redemption of the remaining 9 3/8% notes not tendered, from 30 days to three days.

     As of the end of the tender offer, $159,950,000 aggregate principal amount of 9 3/8% notes, representing approximately 99% of the $160 million 9 3/8% notes outstanding, had been tendered and not withdrawn at a price of $1,032.50 per $1,000 principal amount, which includes a consent payment of $1.25 per $1,000 principal amount for those 9 3/8% notes tendered within the consent period ended July 16, 2002, plus accrued and unpaid interest up to, but not including, the date of payment. All notes tendered have been accepted for payment. Approximately $50,000 in aggregate principal amount of the 9 3/8% notes remain outstanding. Ferrellgas intends to redeem those remaining notes immediately pursuant to the terms of the supplemental indenture. Holders of those notes will, upon redemption, receive $1,031.25 per $1,000 principal amount, plus accrued and unpaid interest up to, but not including, the date of redemption. The holders of these notes will not receive the consent payment.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial statements of businesses acquired.

                  Not applicable.

         (b)      Pro forma financial information.

                  Not applicable.

         (c)      Exhibits.

                  The Exhibit listed in the Index to Exhibits is filed as part of this Current Report on Form 8-K.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           FERRELLGAS PARTNERS, L.P.

                                           By Ferrellgas, Inc. (General Partner)


Date:  September 24, 2002                  By  /s/ Kevin T. Kelly
                                             ----------------------------------
                                             Kevin T. Kelly
                                             Chief Financial Officer (Principal
                                             Financial and Accounting Officer)





                                           FERRELLGAS PARTNERS FINANCE CORP.

Date: September 24, 2002                   By  /s/ Kevin T. Kelly
                                             -----------------------------------
                                             Kevin T. Kelly
                                             Chief Financial Officer (Principal
                                             Financial and Accounting Officer)

                                INDEX TO EXHIBITS
                                -----------------

        Exhibit No.                        Description of Exhibit
        -----------

              1 Underwriting Agreement, dated as of September 10, 2002, relating to $170,000,000 aggregate principal amount of the Registrants' 8 3/4% Senior Notes due 2012.


            4.1 Indenture, dated as of September 24, 2002, with Form of Note attached, among Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., and U.S. Bank National Association, as trustee, relating to $170,000,000 aggregate principal amount of the Registrants' 8 3/4% Senior Notes due 2012.


            4.2 Supplemental Indenture, dated as of September 24, 2002, to Indenture, dated as of April 26, 1996, among Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and U.S. Bank National Association, as trustee, relating to $160,000,000 aggregate principal amount of the Registrants' 9 3/8% Senior Secured Notes due 2006.


            25 Form T-1 Statement of Eligibility, dated as of September 20, 2002, under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association pertaining to the Registrants' $170,000,000 aggregate principal amount of 8 3/4% Senior Notes due 2012.

            99.1 Text of press release issued by Ferrellgas Partners, L.P. on September 24, 2002.